Exhibit 10.2

NOTICE OF RESTRICTED STOCK UNIT AWARD

EQUITY BANCSHARES, INC.

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the Equity Bancshares, Inc. (the “Company”) Amended and Restated 2013 Stock Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Restricted Stock Unit Agreement (hereinafter “RSU Agreement”). You (“you”) have been granted an award (the “Award”) of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement.

Name:

Address:

Total Number of RSUs:

Date of Grant:	February 28, 2018

Vesting Schedule:

25% on the Date of Grant

25% on February 28, 2019

25% on February 28, 2020

25% on February 28, 2021

Subject, in each case, to your continuous employment with the Company or a Subsidiary from the Date of Grant through the applicable vesting date.

Termination:	Except as otherwise provided in the RSU Agreement, if you experience a Termination prior to the applicable vesting date, all RSUs that have not become vested on or prior to the date of such Termination (after taking into consideration any vesting that may occur in connection with such Termination, if any) will thereupon be automatically forfeited by you without payment of any consideration therefor.

By your signature below, you: (i) agree to be bound by the terms and conditions of the Plan, the RSU Agreement and this Notice; (ii) acknowledge that you have reviewed the Plan, the RSU Agreement and this Notice in their entirety, and have had a reasonable opportunity to obtain the advice of counsel prior to executing this Notice; (iii) acknowledge that you fully understand all provisions of the Plan, the RSU Agreement and this Notice; and (iv) agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the RSU Agreement and/or this Notice.

EQUITY BANCSHARES, INC.:	EMPLOYEE:

By:	By:

Print Name:	Print Name:

Title:

RESTRICTED STOCK UNIT AGREEMENT

EQUITY BANCSHARES, INC.

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this RSU Agreement. The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this RSU Agreement, the terms of the Plan shall control.

1. Award. Pursuant to the Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Date of Grant, the Company hereby grants to you an award of RSUs under the Plan in consideration of your past and/or continued employment with or service to the Company and its Subsidiaries and for other good and valuable consideration. Subject to the terms of this RSU Agreement and the Plan, each RSU, to the extent it becomes vested, represents a right to receive one (1) share of Company Stock (a “Share”). Unless and until a RSU has been determined to have become vested as set forth in the Notice, you will have no right to settlement of such RSU. Prior to settlement of any RSU, such RSU represents an unfunded and unsecured obligation of the Company.

2. Vesting Schedule. Subject to Section 7 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Notice (rounding down to the nearest whole RSU).

3. Settlement. Each vested RSU will be settled within ten (10) calendar days of the date on which such RSU vested.

4. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of your vested RSUs, you shall have no ownership of the Shares represented by the RSUs and shall have no right dividends or to vote such Shares.

5. Dividend Equivalents. If the Company declares and pays a dividend in respect of its Company Stock and, on the record date for such dividend, you hold RSUs granted pursuant to this RSU Agreement that have not been settled in accordance with Section 3 hereof (or forfeited), the Company shall credit to an account maintained by the Company for your benefit an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of Shares related to the RSUs that have not been settled or forfeited as of such record date. Such account is intended to constitute an “unfunded” account, and neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust of any kind. Amounts credited to such account with respect to those RSUs that become vested will become vested dividend equivalents and will be paid to you in cash as soon as administratively practicable following the applicable settlement date but no later than the last day of the calendar year that includes such settlement date. You shall not be entitled to receive any interest with respect to the timing of payment of dividend equivalents. In the event all or any portion of the RSUs granted hereby fail to become vested, the unvested dividend equivalents accumulated in your account with respect to such RSUs shall be forfeited to the Company.

6. No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

7. Termination. Except as otherwise provided in this Section 7, all unvested RSUs shall be forfeited to the Company upon your Termination for any reason, and all rights you have to such RSUs shall immediately terminate.

(a) If you die or experience a Termination due to your Disability, all unvested RSUs will become immediately and fully vested.

(b) If you experience a Termination due to your involuntary Termination without Cause or voluntary Termination for Good Reason, all unvested RSUs will become immediately and fully vested.

(c) If you experience a Termination due to your Retirement, all unvested RSUs will become immediately and fully vested. For purposes of this RSU Agreement, “Retirement” means either (1) your voluntary Termination without Good Reason on or after your attainment of age 65, or (2) your voluntary Termination by mutual agreement with the Company prior to the attainment of age 65.

8. Change in Control. All unvested RSUs will become fully vested effective immediately prior to a Change in Control, subject to the occurrence of such Change in Control.

9. Tax Consequences. You acknowledge that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.

10. Withholding Taxes and Stock Withholding.

(a) Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (iii) your payment of a cash amount, or (iv) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(iv) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section 10.

11. Acknowledgement. The settlement of RSUs and the issuance of the Shares upon such settlement shall be subject to compliance by the Company and you with all applicable laws, regulations and rules relating thereto, including all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such settlement and issuance. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Shares pursuant to this Award of RSUs shall relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval shall not have been obtained. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to the RSUs may be conditioned upon your making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.

12. Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.

13. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company Stock may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

14. Governing Law; Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this RSU Agreement, (b) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this RSU Agreement shall be enforceable in accordance with its terms. This RSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Kansas, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of Kansas and agree that any such litigation shall be conducted only in the courts of Kansas or the federal courts of the United States for the District of Kansas and no other courts.

12. No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or Subsidiary of the Company, to terminate your employment or service, for any reason, with or without Cause.

13. Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this RSU, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at psalmans@equitybank.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at psalmans@equitybank.com. Finally, you understand that you are not required to consent to electronic delivery.

14. Code Section 409A. For purposes of this RSU Agreement, a Termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your Termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such Termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from your separation from service from the Company or (b) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

15. Award Subject to Company Clawback or Recoupment. The RSU shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Company and effective as of the Date of Grant or required by law during the term of your employment or other service with the Company that is applicable to executive officers, Employees, Company Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of your RSU (whether vested or unvested) and the recoupment of any gains realized with respect to your RSU.

BY ACCEPTING THIS RSU, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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